Exhibit 15.2

Suite 1301, 13/F, E Building, G.T. Land Plaza,

No.13 Zhujiang East Road, Zhujiang New Town,

Tianhe District, Guangzhou 510623, P. R. China

T: (86-20) 2805-9088

F: (86-20) 2805-9099

October 19, 2022

MINISO Group Holding Limited

8F, M Plaza, No. 109, Pazhou Avenue

Haizhu District, Guangzhou 510000 Guangdong Province

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm and the summaries of our opinions under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry, ” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” included in the annual report of MINISO Group Holding Limited (the “Company”) on Form 20-F for the fiscal year ended June 30, 2022 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2022. We further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statement on Form S-8 (File No. 333-255274) filed on April 16, 2021 pertaining to 2020 Share Incentive Plan of the Company and Form F-3 (File No. 333-264009) of the Company filed on March 31, 2022 and prospectus supplements filed on June 29 and July 6, 2022, respectively. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ JunHe LLP

JunHe LLP